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                                                                     EXHIBIT 2.2
                          PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of November 21, 1996, is between Hub Holdings, Inc., a Delaware corporation ("Hub Holdings"), and Hub City North Central, Inc., a Wisconsin corporation ("Seller").

     WHEREAS, Seller is the sole limited partner of Hub City North Central, L.P., a Delaware limited partnership (the "Partnership"), and Hub Group, Inc. is the sole shareholder of the sole general partner of the Partnership; and

     WHEREAS, Seller desires to sell to Hub Holdings all of Seller's limited partnership interest (the "Interest") in the Partnership and Hub Holdings desires to purchase such Interest on the terms and subject to the conditions described herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

     1. Purchase and Sale. Subject to the terms and conditions herein set forth, Hub Holdings agrees to purchase from Seller, and Seller agrees to sell to Hub Holdings, the Interest owned by Seller in exchange for $14,969,576, to be paid in the form of the promissory note attached hereto as Exhibit A (the "Note").

     2. Closing. The purchase of the Interest shall occur as soon as practicable after the approval of this Agreement as contemplated by Section 7 hereof. The closing shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603. At the closing, Hub Holdings shall deliver to Seller a duly executed original of the Note, and Seller shall deliver to Hub Holdings such instruments of transfer as Hub Holdings shall reasonably request.

     3. Representations and Warranties of Hub Holdings. Hub Holdings hereby represents and warrants to Seller as follows:

          (a) Due Organization. Hub Holdings is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with corporate power to own its properties and to conduct its business as now conducted.

          (b) Authorization. Hub Holdings has the requisite power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been, and the Note will be, duly authorized, executed and delivered by Hub Holdings and constitutes a valid and binding agreement, enforceable against Hub Holdings in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights




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     generally or by general equitable principles. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with the terms, conditions or provisions of this Agreement will be a violation of any of the terms, conditions or provisions of Hub Holdings's Certificate of Incorporation or bylaws or of any material agreement or instrument to which it is a party or by which it or its material properties may be bound, or constitute a default or create a right of termination or acceleration thereunder.

          (c) Consents and Approvals. No consent, authorization or approval of, filing or registration with, or cooperation from, any governmental authority or any other person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Hub Holdings of this Agreement and the consummation of the transactions contemplated hereby.

     4. Representations and Warranties of Seller. Seller hereby represents and warrants to Hub Holdings as follows:

          (a) Due Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with corporate power to own its properties and to conduct its business as now conducted.

          (b) Authorization. Seller has the requisite power and authority to enter into this Agreement and, subject to receiving the Required Shareholder Approval (as defined below), to carry out its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. None of the execution and delivery of this Agreement, consummation of the transactions contemplated hereby or compliance with the terms, conditions or provisions of this Agreement, will be a violation of any of the terms, conditions or provisions of any material agreement or instrument to which Seller is a party or by which Seller may be bound, or constitute a default or create a right of termination or acceleration thereunder.

          (c) Title. Seller has good and marketable title to its Interest and owns such Interest free and clear of all liens, encumbrances, claims, security interests and defects. Such Interest was duly and validly issued and fully paid.

          (d) Complete Transfer of Interest. The assignments, endorsements, powers and other instruments of transfer delivered by Seller to Hub Holdings will be sufficient to transfer its Interest. Subject to receiving the Required Shareholder Approval, Seller has full power and authority to convey good and marketable title to the Interest, and upon such

                                      -2-
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     transfer, Hub Holdings will receive good and marketable title thereto, free and clear of all liens.

     5. Conditions to the Obligations of Hub Holdings. The obligations of Hub Holdings under this Agreement are subject to the fulfillment of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties in this Agreement made by Seller shall be true in all material respects on the date hereof.

          (b) Performance. Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller.

          (c) Injunctions. No preliminary or permanent injunction or other final order by any United States Federal or state court shall have been issued which prevents the consummation of the transactions contemplated hereby.

          (d) Required Shareholder Approval. Seller shall have received the Required Shareholder Approval.

          (e) Material Adverse Affect. There shall not have occurred any event or development that, in the sole and absolute judgment of Hub Holdings, would materially and adversely affect the value of the transactions contemplated hereby to Hub Holdings or its sole shareholder.

     6. Conditions to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties in this Agreement made by Hub Holdings shall be true in all material respects on the date hereof.

          (b) Performance. Hub Holdings shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it.

          (c) Injunctions. No preliminary or permanent injunction or other final order by any United States Federal or state court shall have been issued which prevents the consummation of the transactions contemplated hereby.

          (d) Required Shareholder Approval. Seller shall have received the Required Shareholder Approval.

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     7.   Required Shareholder Approval.  Seller shall promptly take such action as may be required by its governing instruments and applicable law to seek to obtain the requisite approval of its shareholders of this Agreement and the transactions contemplated hereby (the "Required Shareholder Approval"). Seller shall use its best efforts to receive the Required Shareholder Approval and the board of directors shall recommend to the shareholders of Seller the approval of this Agreement and the transactions contemplated hereby.

     8. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and affiliates, but shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

     9. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be given by delivery, by telex, telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

     If to Hub Holdings:

          Hub Holdings, Inc.
          377 East Butterfield Road
          Suite 700
          Lombard, IL  60148
          Attention:  David P. Yeager
          Facsimile:  (708) 964-6475

     If to Seller:

          Hub City North Central, Inc.
          9242 W. National Avenue
          Milwaukee, WI  53227
          Facsimile:  (414) 545-7424

     10. Waiver. No party may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provision to be waived.

     11. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their affiliates with respect to the matters set forth herein.

     12. Expenses. Except as otherwise expressly contemplated herein to the contrary, regardless of whether the transactions contemplated hereby are consummated, each party shall

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bear its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     13. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

     14. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     15. Captions. The Section and Paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     17. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first executed.

                                 HUB HOLDINGS, INC.


                                 By:  /s/ David P. Yeager
                                      -------------------
                                      David P. Yeager
                                      Authorized Officer

                                 HUB CITY NORTH CENTRAL, INC.


                                 By:  /s/ David P. Yeager
                                      -------------------
                                      David P. Yeager
                                      Authorized Officer

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                                   EXHIBIT A

                            Form of Promissory Note

December 12, 1996                                                  US$14,969,576

     For value received, the undersigned, Hub Holdings, Inc., a Delaware corporation or its assigns (herein the "PAYOR"), promises to pay to the order of Hub City North Central, Inc., FOURTEEN MILLION, NINE HUNDRED SIXTY-NINE THOUSAND FIVE HUNDRED SEVENTY-SIX DOLLARS (US$14,969,576), plus interest on the unpaid principal amount hereof outstanding from time to time at the applicable Rate of Interest (as defined below), at such times and on such terms as described below.

     1. Repayment of Principal. The aggregate principal amount of this Promissory Note shall be payable in whole on January 1, 1998, such date being referred to as the Final Maturity Date.

     2. Payment of Interest. Interest will be payable at maturity, whether by optional prepayment or on the Final Maturity Date. All interest will be calculated for the actual number of days elapsed on the basis of a 365-day year.

     3. Rate of Interest. The Rate of Interest shall be seven percent (7%). In the event of any default in the payment of interest or principal hereunder, the Rate of Interest shall be nine percent (9%) for such period that the PAYOR shall be in default.

     4. Optional Prepayment. The PAYOR, at its option, may prepay this Promissory Note, together with all accrued interest on the principal balance prepaid, in whole or in part at any time prior to the Final Maturity Date.

     In addition to, and not in limitation of, the foregoing, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and expenses, incurred by the holder of this Promissory Note in seeking to collect any amounts payable hereunder which are not paid when due.

     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, protest, and notice of dishonor. Recourse under this Promissory Note shall be limited solely to the assets of the PAYOR.

     This Promissory Note may not be changed or modified orally.

     THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF
DELAWARE.

     IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first above written.

                                       HUB HOLDINGS, INC.


                                       By:
                                          -----------------------------------
                                          Name:   David P. Yeager
                                          Title:  Authorized Officer

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                                   GUARANTY


     The undersigned hereby absolutely and unconditionally guarantees the due and punctual payment and performance under the foregoing Promissory Note from Hub Holdings, Inc. in favor of Hub City North Central, Inc. in the original principal amount of $14,969,576.

                                       HUB GROUP, INC.


                                       By:
                                          ----------------------------------
                                          David P. Yeager
                                          Vice Chairman

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